THE PRUDENTIAL
                                                              INSURANCE COMPANY
                                                              OF AMERICA

agrees to pay the benefits provided under this Contract in accordance with and subject to its terms.

      Contractholder:

      Plan:

      Effective Date:

      Jurisdiction:            Florida

      Contract Number:

                                        THE PRUDENTIAL INSURANCE COMPANY
                                                   OF AMERICA

--------------------------------        -------------------------------------
Title:                                  Chairman of the Board and
                                             Chief Executive Officer

Date:  _________________________        _____________________________________
                                        Secretary

                                        Attest:________________________________

                                        Date:  _________________________________

You may call the Prudential toll-free telephone number to present inquiries or obtain information about coverage and to provide assistance in resolving complaints.

                                     1-800-

                             GROUP ANNUITY CONTRACT

THIS CONTRACT CONTAINS A MARKET VALUE ADJUSTMENT FORMULA. THE APPLICATION OF THIS FORMULA MAY RESULT IN A DOWNWARD ADJUSTMENT IN CASH VALUES. SECTIONS 6.2 AND 6.3 IDENTIFY WHEN CASH VALUES ARE AVAILABLE WITHOUT THE APPLICATION OF THE MARKET VALUE ADJUSTMENT FORMULA.

CONTRIBUTIONS TO THIS GROUP ANNUITY CONTRACT MAY BE INVESTED IN SEPARATE INVESTMENT ACCOUNTS. ALL BENEFIT PAYMENTS PROVIDED UNDER THIS CONTRACT THAT ARE BASED ON THE INVESTMENT RESULTS OF A SEPARATE INVESTMENT ACCOUNT ARE VARIABLE, SUBJECT TO GAIN OR LOSS, AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT.

THE INITIAL INTEREST RATE IS GUARANTEED ONLY FOR A LIMITED PERIOD OF TIME.

DC-403-97




DEFINITIONS                                Page              WITHDRAWALS                                        Page
-----------                                ----              -----------                                        ----
1.0      Annual Account Charge _____________1                6.1      Withdrawals ________________________________8
1.1      Beneficiary _______________________1                6.2      Withdrawals for Benefit Payments ___________9
1.2      Business Day ______________________1                6.3      Withdrawals at Termination
1.3      Code ______________________________1                           of Contract ______________________________9
1.4      Competing Fund ____________________1                6.4      Participant Withdrawals Subject to a Market
1.5      Contractholder ____________________1                           Value Adjustment _________________________10
1.6      Contractholder Account ____________1
1.7      Contractholder Fixed Account ______1                FORMS OF BENEFITS
                                                             -----------------
1.8      Contractholder Variable Account ___2
1.9      Contributions _____________________2                7.1      General ____________________________________11
1.10     Effective Annual Rate _____________2                7.2      Terms of Payment of Annuities ______________11
1.11     Good Order ________________________2                7.3      Certificates _______________________________11
1.12     Participant _______________________2                7.4      Minimum Death Benefit ______________________11
1.13     Participant Account _______________2
1.14     Plan ______________________________2                TERMINATION OF CONTRACT
                                                             -----------------------
1.15     Plan Investment Fund ______________2
1.16     Prudential ________________________2                8.1      Sixty Day Termination ______________________12
1.17     Rate Segment ______________________3                8.2      Termination for Cause ______________________12
1.18     Separate Account __________________3                8.3      Effect of Termination ______________________12
1.19     Subaccount ________________________3                8.4      Partial Contract Termination _______________13
1.20     Transfer Payments _________________3
1.21     Transfer Request __________________3                CHANGES
                                                             -------
1.22     Unit ______________________________3
1.23     Unit Value ________________________3                9.1      Changes by Agreement _______________________13
1.24     Withdrawal ________________________3                9.2      Changes by Prudential ______________________13
1.25     Withdrawal Date ___________________3                9.3      Persons Empowered to Act for Us ____________13
1.26     Withdrawal Value __________________4
                                                             GENERAL TERMS
                                                             -------------
RELATIONSHIP BETWEEN PLAN
AND CONTRACT                                                 10.1     Communications ____________________________13
-------------------------
                                                             10.2     Place of Payment __________________________14
2.1      General Understanding _____________4                10.3     Information - Records _____________________14
2.2      Statutory Requirements ____________4                10.4     Misstatements _____________________________14
2.3      Conditions ________________________4                10.5     Beneficiary _______________________________14
                                                             10.6     Small Annuities and Amounts;
CONTRIBUTIONS AND CONTRACTHOLDER ACCOUNT                                Natural Persons _________________________14
----------------------------------------
                                                             10.7     Divisible Surplus _________________________14
3.1      Contributions _____________________4                10.8     Limit on Assignment _______________________15
3.2      Participant Account Segments ______4                10.9     Plan Changes ______________________________15
3.3      Contractholder Fixed Account                        10.10    Entire Contract ___________________________15
           Interest Rates __________________5                10.11    Governing Law _____________________________15
3.4      Contributions from Prior Prudential                 10.12    Interest on Benefit Payments ______________15
           Fixed Account Contracts _________5                10.13    Contractholder ____________________________15
3.5      Contractholder Variable
           Account _________________________5                DEFERRED SALES CHARGES
                                                             ----------------------
3.6      Reports ___________________________5
                                                             11.1     Deferred Sales Charges ____________________16
VARIABLE INVESTMENT OPTIONS
---------------------------                                  APPENDIX A - SEPARATE INVESTMENT ACCOUNTS
                                                             -----------------------------------------
4.1      Separate Accounts _________________6
4.2      Subaccounts _______________________6
4.3      Voting Rights _____________________6
4.4      Modification of Separate                            SCHEDULES
           Accounts and Subaccounts ________7                ---------

TRANSFER PAYMENTS                                            Schedule A.       Forms of Annuity which may be
-----------------                                                                 Purchased
                                                             Schedule B.       Life - Payment Certain Annuity
                                                             Schedule C.       Life - Contingent Annuity
5.1      Transfer Payments to Plan
           Investment Funds ________________7                Schedule D.       Payment Certain Annuity
5.2      Transfer Payment Terms ____________8


================================================================================
SECTION 1- DEFINITIONS

1.0      ANNUAL ACCOUNT CHARGE

         If we provide services under an administrative services agreement, we will assess an Annual Account Charge on or about the last day of each calendar year for each Participant for whom an account is maintained in connection with this Contract. This charge will not exceed $30 each calendar year per Participant. This charge will be deducted directly from funds maintained under this Contract, unless paid directly by the Contractholder. The Annual Account Charge will be prorated for new Participants on a monthly basis for their first year of participation.

1.1      BENEFICIARY

         A person designated by a Participant to receive benefits from funds held under this Contract.

1.2      BUSINESS DAY

         A day on which the New York Stock Exchange and Prudential are open for business.

1.3      CODE

         The Internal Revenue Code of 1986, as amended, or any of the corresponding provisions of prior or subsequent United States revenue laws.

1.4      COMPETING FUND

         An investment option available under the Plan that is primarily comprised of high quality fixed income securities with an average duration of less than or equal to 4.5 years. For purposes of the Contract, Competing Funds include but are not limited to the ______________ Funds.

1.5      CONTRACTHOLDER

         The holder of the Contract as shown on the cover page, its successors and assigns. "You" or "your" means the Contractholder.

1.6      CONTRACTHOLDER ACCOUNT

         An account that is equal to the sum of the Contractholder Fixed Account and Contractholder Variable Account.

1.7      CONTRACTHOLDER FIXED ACCOUNT

         An account that is equal to the sum of all Contributions earning a guaranteed rate of interest under Section 3.3 of this Contract plus interest credits, less all Withdrawals, Transfer Payments, fees and charges. There are no required Contributions to the Contractholder Fixed Account.

1.8      CONTRACTHOLDER VARIABLE ACCOUNT

         An account that is equal to the dollar amount of all Units in the separate accounts or Subaccounts in which you invest, less any fees or charges.

1.9      CONTRIBUTIONS

         Payments you make to us as described in Section 3.1. We will grant a period of 31 days for the payment of any required Contributions under this Contract.

1.10     EFFECTIVE ANNUAL RATE

         A method of crediting interest where the annualized income is expressed as a compound annual rate of interest. An amount invested for a full year would increase by the Effective Annual Rate.

1.11     GOOD ORDER

         An instruction received by us, utilizing such forms as we may require, that is sufficiently complete and clear that we do not need to exercise any discretion to follow such instruction.

1.12     PARTICIPANT

         A natural person on whose behalf funds are contributed or maintained under the Plan.

1.13     PARTICIPANT ACCOUNT

         The dollar value of funds maintained for each person in accordance with the terms of the Plan. The Participant Account may be invested in the fixed interest option through the Contractholder Fixed Account, or the variable separate account options through the Contractholder Variable Account.

1.14     PLAN

         A plan or program adopted by you that provides Participants with coverage under an annuity contract intended to meet the requirements of
         Section 403(b) of the Code. The program may be subject to the Employee Retirement Income Security Act of 1974 (ERISA). The Plan is mentioned for reference purposes only and is shown on the cover page. "Plan" shall include such other plans of the Contractholder or plans maintained for other companies as the parties agree. The terms of this Contract shall apply separately with respect to each plan maintained thereunder. We are not a party to the Plan.

1.15     PLAN INVESTMENT FUND

         An investment fund available under the Plan as of the Effective Date or of which we are later notified.

1.16     PRUDENTIAL

         The Prudential Insurance Company of America. "We," "us," or "our" means Prudential.

1.17     RATE SEGMENT

         A section of the Contractholder Fixed Account that credits the same rate of interest for the same time period for Contributions and accumulated interest thereon.

1.18     SEPARATE ACCOUNT

         An account established by Prudential and maintained primarily for one or more group or individual annuity contracts.

1.19     SUBACCOUNT

         A subdivision of a Separate Account, the assets of which are invested in a corresponding portfolio of a fund or portfolio of securities.

1.20     TRANSFER PAYMENTS

         An amount transferred by or on behalf of Participants between Plan Investment Funds.

1.21     TRANSFER REQUEST

         A request by you or your designee pursuant to elections by Participants, received in Good Order to transfer amounts to or from a Plan Investment Fund.

1.22     UNIT

         You are credited with Units in each Separate Account or Subaccount in which you invest. The number of Units credited to the account is determined by dividing each Contribution made to a Separate Account or Subaccount by the applicable Unit Value for the Business Day on which the Contribution is received by us in Good Order.

1.23     UNIT VALUE

         The dollar value of an interest in a Separate Account or Subaccount. The Unit Value of each Separate Account or Subaccount will be determined each Business Day, and will measure the value of the Separate Account's or Subaccount's assets minus its outstanding liabilities, fees and expenses. The Unit Value is determined before giving effect to additions to and withdrawals or transfers from a Separate Account or Subaccount for that day.

1.24     WITHDRAWAL

         A payment from the Contractholder Account that is not a Transfer
         Payment.

1.25     WITHDRAWAL DATE

         The Business Day we receive written notice from you in Good Order to make a Withdrawal as provided in Section 6.

1.26     WITHDRAWAL VALUE

         The dollar value withdrawn from the account, less any charges or fees incurred.

================================================================================

SECTION 2 - RELATIONSHIP BETWEEN PLAN AND CONTRACT

2.1      GENERAL UNDERSTANDING

         You will make Contributions as provided in this Contract. However, the existence of this Contract does not cause us to be a party to or a fiduciary of the Plan. We make no representation and assume no liability as to the sufficiency of Contributions or the Contractholder Account for the benefits to be provided under the Plan. You are solely responsible for the selection of this Contract as a suitable funding vehicle for the Plan.

2.2      STATUTORY REQUIREMENTS

         This Contract is issued in conjunction with a tax-deferred annuity plan/program qualified under Section 403(b) of the Code. We reserve the right to administer this Contract in accordance with the provisions of Code Section 403(b), its regulations and rules, the eligible rollover distribution rules of Code Section 401(a)(31), the minimum distribution requirements of Code Section 403(b)(10), the elective deferral limits of Code Section 402(g), the withdrawal restrictions imposed by Code
         Section 403(b)(11), and other applicable provisions of the Code. This Contract and any Participant Accounts are nonassignable and nontransferable except in the event of a loan or Qualified Domestic Relations Order.

2.3      CONDITIONS

         The continuation of this Contract is conditioned upon there being no change in the Plan or its investment policy that, in our judgment, would materially disrupt the level of Contributions or increase Withdrawals compared to prior periods.

================================================================================

SECTION 3 - CONTRIBUTIONS AND CONTRACTHOLDER ACCOUNT

3.1      CONTRIBUTIONS

         You will remit as Contributions to this Contract all or a portion of funds contributed to the Plan unless we agree otherwise in writing or unless such remittance is to end according to the terms of this Contract. Contributions may include rollovers of amounts held by Participants under other tax-qualified retirement plans or funds transferred from Plan Investment Funds. You may direct that Contributions be allocated to the Contractholder Fixed Account and/or the Contractholder Variable Account. Participant elective deferrals to this Contract, for any tax year, may not exceed the limitations imposed by Code Sections 401(a)(30) and 402(g).

3.2      PARTICIPANT ACCOUNT SEGMENTS

         We may maintain the fixed interest portion of Participant Accounts in two or more Rate Segments. The dollar value of any Segment is equal to the sum of all Contributions and interest credited to it, less all Withdrawals and Transfer Payments withdrawn from it.

3.3      CONTRACTHOLDER FIXED ACCOUNT INTEREST RATES

         We will notify you in advance of each interest rate we set under this Contract. Each interest rate is an Effective Annual Rate.

         (a) CURRENT QUARTERLY INTEREST RATE

         All Contributions received during the current calendar quarter will be allocated to the same Rate Segment and will be credited with interest at the current quarterly interest rate. This rate is set prior to the beginning of each calendar quarter, and remains in effect on all Contributions received during that quarter throughout the remainder of the current calendar year and all of the following calendar year.

         (b) RENEWAL INTEREST RATE

         After the expiration of a current quarterly interest rate, we will set a renewal interest rate for that Rate Segment to apply to Contributions (and interest thereon) that previously were credited that current quarterly interest rate. We may set one renewal interest rate to replace each expiring current quarterly interest rate. The renewal interest rate will be reset by us periodically.

         (c) PORTFOLIO INTEREST RATE

         As an alternative to the above Sections 3.3 (a) and (b), you may, prior to the inception of the Contract, choose to have a single interest rate apply to all amounts contributed to this Contract. This rate may be changed quarterly or annually by mutual agreement.

         (d) CONTRACTUAL ANNUAL MINIMUM INTEREST RATE

         Each interest rate set under Section 3.3 for the years shown below will not be less than the following:

                  Calendar Year                                   Rate
                  -------------                                   ----
                  1997 and each year thereafter                   3.0%

3.4      CONTRIBUTIONS FROM PRIOR PRUDENTIAL FIXED ACCOUNT CONTRACTS

         If you contribute amounts to the Contractholder Fixed Account from the fixed rate investment of a predecessor Prudential group annuity contract, such amounts will be invested within Rate Segments that correspond to the investment segments or portions, if any, under the prior contract.

3.5      CONTRACTHOLDER VARIABLE ACCOUNT

         Contributions to the Contractholder Variable Account may be made to any of the Separate Accounts or Subaccounts listed in Appendix A.

3.6      REPORTS

         We will make a report to you of the financial activity within the Contractholder Account on a quarterly basis or more frequently by mutual agreement.

================================================================================
SECTION 4 - VARIABLE INVESTMENT OPTIONS

4.1      SEPARATE ACCOUNTS

         The Separate Accounts in which this Contract participates, and their primary investments, are described in Appendix A. Assets held in each Separate Account, except assets representing Prudential surplus, if any, are not chargeable with liabilities arising out of any other business of Prudential. The total market value of the assets held in each Separate Account at all times will be at least equal to the total reserve liability required by law for all payments or values which vary in dollar amount to reflect the investment results of each Separate Account.

         To the extent that applicable laws and regulations permit, investments for each Separate Account will be free of all limitations applicable to other investments by Prudential. Prudential restricts use of its Separate Accounts to certain plans. These plans include those which meet the requirements for qualification under Section 403(b) of the Code. If, at any time, we are informed that your Plan does not meet applicable requirements, we will (1) notify you and (2) cancel your Contractholder Variable Account. The dollar value of your canceled account will, within seven Business Days thereafter, be transferred to you, your trustee, or the financial institution that you designate. After that, no Contributions may be made to the Separate Account under this Contract until the Plan again satisfies applicable qualification requirements.

4.2      SUBACCOUNTS

         A Separate Account may consist of Subaccounts. The income, gains and losses, realized or unrealized, from the assets allocated to a Subaccount are credited to or charged against each Subaccount, without regard to other income, gains or losses of Prudential.

         Those Subaccounts currently available under this Contract are listed in Appendix A. Each Subaccount invests exclusively in shares of a corresponding fund or a portfolio of securities. Shares of a fund are purchased and redeemed for a Subaccount at their net asset value. Any amounts of income, dividends and gains distributed from the shares of a fund are reinvested in additional shares of that fund at net asset value.

         The dollar amounts of values and benefits of this Contract provided by a Separate Account vary as a function of the investment performance of the Subaccounts. You bear the investment risk for Subaccount value in the selected Subaccounts.

4.3      VOTING RIGHTS

         Certain Separate Accounts hold securities that have voting rights. We normally exercise these rights. However, we reserve the right to solicit Contractholders for instruction as to how to vote some or all of the securities in these accounts.

4.4      MODIFICATION OF SEPARATE ACCOUNTS AND SUBACCOUNTS

         We may from time to time change material features of, or close, certain Separate Accounts or Subaccounts. Any changes will be made only if permitted by applicable law and regulations. If any change may have a material impact on Contractholders or Participants, we will obtain the approval of Contractholders and Participants of the changes and the approval of any appropriate regulatory authority.

         Specifically, we may combine Separate Accounts or Subaccounts, provide additional Subaccounts or substitute a Subaccount for another, change the investment managers or management style of a Separate Account or Subaccount, transfer part or all of the assets of a Separate Account or Subaccount to another Separate Account or Subaccount, and make any changes necessary to comply with, or obtain and continue any exemptions from the Investment Company Act of 1940 (the 1940 Act).

================================================================================

SECTION 5 - TRANSFER PAYMENTS

5.1      TRANSFER PAYMENTS TO PLAN INVESTMENT FUNDS

         You may, pursuant to elections by Participants, subject to any restrictions in the Plan, direct us to make Transfer Payments among Subaccounts or from the Contractholder Fixed Account or Contractholder Variable Account to any Plan Investment Fund made available under the Plan. Transfers will be made under the terms of Section 5.1(a), unless you request, and we agree, to allow transfers under the terms of Sections 5.1(b) and 5.1(c). If we are not provided sufficient information to effectively administer transfers under Sections 5.1(b) and 5.1(c), we will reinstate the terms of Section 5.1(a) upon written notice.

         Prudential may, upon notice to the Contractholder and Participants, limit the frequency of transfers to at least one per month. The action will take effect on the date of the notice.

         (a) Transfers From Contractholder's Fixed Account

              A Participant may transfer an amount from the Fixed Account to another investment option made available under the Plan, subject to the following conditions:

              In any one year, a Participant may transfer 20% of his Fixed Account balance, as measured as of the first day of the year, without a market value adjustment. The amount transferred in excess of 20% of such balance will be transferred subject to the adjustment described in Section 6.4.

         (b) DIRECT TRANSFERS TO A COMPETING FUND

              Transfer Payments directly between the Contractholder Fixed Account under this Contract and a Competing Fund as defined in
              Section 1.4 may not be made without Prudential's consent.

         (c) INDIRECT TRANSFERS TO A COMPETING FUND

              Indirect transfers between the Contractholder Fixed Account under this Contract and a Competing Fund may be made, provided the amount to be transferred is first transferred to a fund which is not a Competing Fund and such amount is held in a non-Competing Fund for a period of at least 90 days before being transferred to a Competing Fund. Amounts transferred from the Contractholder Fixed Account to a non-Competing Fund may be transferred back into the Contractholder Fixed Account after 90 days.

         In the event of unusual volatility in the financial markets, Prudential may, in its discretion, eliminate or reduce the 90-day restriction of this Section 5.1(c) for all Contractholders within this class of contracts. The 90-day provision may be prospectively reinstated by Prudential upon written notice to the Contractholder.

         We reserve the right, upon 30 days notice and in our sole discretion, to determine whether any investment option under the Plan is or becomes a Competing Fund as defined in Section 1.4 of the Contract. We also may upon 30 days notice, in order to protect the financial interests of other group annuity Contractholders with similar transfer rights, require that transfers be made under Section 5.1(a) instead of 5.1(b) and (c). We may also waive transfer restrictions to accommodate asset allocation programs offered by Prudential. Any such action will be made uniformly for all similarly situated Contractholders.

5.2      TRANSFER PAYMENT TERMS

         Transfer Payments may be made from the Contractholder Fixed Account and the Contractholder Variable Account. Transfer Payments from the Contractholder Fixed Account will be made on a pro-rata basis from all Rate Segments. Each payment will be in full settlement of our liability for the Transfer Payment. Transfer Payments from the Contractholder Fixed Account will be effective on the Business Day we receive the Transfer Request in Good Order. Transfer Payments from the Contractholder Variable Account will be at the Unit Value of the applicable Separate Account or Subaccount(s) at the close of the Business Day we receive the Transfer Request in Good Order.

         You agree to provide for the recordkeeping of investment funds available under the Plan on a Participant-level basis, and to furnish us with such information as we may reasonably require in connection with Transfer Requests. We reserve the right to monitor the Participant-level investment activity in order to enforce these transfer provisions. We will notify you immediately upon receipt of a Transfer Request that is inconsistent with the Transfer Payment conditions then in effect.

         We may, upon notice to you, limit the frequency of Transfer Payments. This action will take effect on the date of the notice. Any such limit will allow transfers on a quarterly basis or more frequently by mutual agreement.

================================================================================

SECTION 6 - WITHDRAWALS

6.1      WITHDRAWALS

         You may make Withdrawals from the Contract. Withdrawals from the Contractholder Fixed Account for purposes listed in Sections 6.2 and
         6.3 will not be subject to the market value adjustment described in
         Section 6.4. However, Withdrawals for these purposes may be subject to a market value adjustment if, at the time you request the Withdrawal, the terms of your Plan are materially different from the terms or manner of administration in effect on this Contract's effective date, and such amendment or change adversely affects our rights or liabilities under this Contract. Withdrawals will be made on a pro-rata basis from all Rate Segments.

         If more than one employer participates in the Plan, and Contributions are discontinued for one employer, Withdrawals of funds attributable to that employer may be made under any option available within this section.

         You may make Withdrawals to pay expenses of the Plan. Such Withdrawals will not be subject to any market value adjustment.

6.2      WITHDRAWALS FOR BENEFIT PAYMENTS

         We will make payments to the Contractholder to provide benefits permitted under the terms of the Plan. Such benefit payments may be made for reasons of a Participant's retirement, termination of employment, death, disability, hardship, loans (if applicable), or in-service withdrawal after age 59 1/2. Benefits may also include such other payments made pursuant to the Plan provisions as agreed to by us in accordance with our existing administrative practices. The amount of a benefit payment will be the amount certified by you as necessary to fulfill a benefit payment request of a Participant. You agree to supply us with documentation to support benefit payments on request. We will also make minimum distribution payments to Participants consistent with
         Section 401(a)(9) of the Code. Loans made available to a Participant under this Contract will be made in accordance with the terms provided in the Plan. Prudential will administer loans in conformity with the Code and ERISA.

6.3      WITHDRAWALS AT TERMINATION OF CONTRACT

         You may, in conjunction with a termination of the Contract as described in Section 8, make a Withdrawal of the entire balance of the Contractholder Fixed Account after the deduction of any applicable Deferred Sales Charges over a five-year period. During the five-year payout period, interest will be added to the Contractholder Fixed Account at the end of each day on the amount of the Contractholder Fixed Account at the end of the preceding day at an Effective Annual Rate determined on the Withdrawal Date. This rate is determined by multiplying the dollar amount of each Rate Segment by the interest rate that applies to that segment, adding the products, dividing the sum by the total dollar amount of all segments and subtracting 0.50%. Alternatively, at your election, Prudential can reset the interest rate annually throughout the payout period as provided under Section 3.3 with no 0.50% reduction. In no event will the interest paid under this Section be less than 3.0% per annum.

         We will pay one-fifth of the balance of the then-current Contractholder Fixed Account on the first Business Day following the first anniversary of the Withdrawal Date. We will pay one-fourth of the then-current Contractholder Fixed Account as of the second anniversary of the Withdrawal Date. We will pay one-third of the then-current Contractholder Fixed Account as of the third anniversary of the Withdrawal Date. We will pay one-half of the then-current Contractholder Account as of the fourth anniversary of the Withdrawal Date. We will pay the remainder of the then-current Contractholder Account as of the fifth anniversary of the Withdrawal Date. We will make all payments to you or to any institution or account you designate. At your request, we may provide monthly payments or quarterly payments in lieu of annual payments. Alternatively, Prudential may pay the Withdrawal amount in 60 monthly or 20 quarterly amounts.

         We will make all payments from the Contractholder Variable Account to you or to an institution or account you designate. We will usually pay the entire balance of the Contractholder Variable Account within seven Business Days after receipt of a Good Order request for a Withdrawal at termination of the Contract. However, we can postpone such payments if:

         1. the New York Stock Exchange is closed, other than customary weekend and holiday closing, or trading on the exchange is restricted as determined by the Securities and Exchange Commission (SEC);

         2. the SEC permits, by an order, the postponement for the protection of Contractholders; or

         3. the SEC determines that an emergency exists that would make the disposal of securities held in the Contractholder Variable Account, or the determination of their value, not reasonably practicable.

6.4      PARTICIPANT WITHDRAWALS SUBJECT TO A MARKET VALUE ADJUSTMENT

         Withdrawals by Participants from the Contractholder Fixed Account that are not governed by the provisions of Section 6.2 may be made at any time permitted under the Plan. These Withdrawals will be paid within 10 Business Days of our receipt of your written request in Good Order. However, under certain emergency conditions, we may reserve the right to defer payments under this Section for a period of up to 180 days (or such shorter period as may be required by state law).

         The amount withdrawn under this Section and paid to the Participant shall be equal to the Withdrawal request increased or decreased by the market value adjustment (MVA), reduced by any applicable deferred sales charges as described in Section 11.

         The market value of the amount withdrawn from the Contractholder Fixed Account will be calculated using the formula described in this paragraph. A separate market value adjustment is determined for each Rate Segment. The interest rate applicable to each such Rate Segment is compared to the interest rate credited for new Contributions in the current quarter. If a Portfolio Interest Rate is in effect under
         Section 3.3 of this Contract, the Portfolio Rate is compared to Prudential's current quarterly new guaranteed interest rate. The market value adjustment for a Rate Segment is calculated by subtracting the interest rate for new Contributions from the interest rate credited to that Rate Segment and multiplying that result by a factor of 3.0. In no event will the market value adjustment exceed 0.00% unless Prudential has notified the Contractholder prior to the inception of the Contract that the market value adjustment may exceed 0.00%. In no event will the application of the market value adjustment cause a Withdrawal from the Contractholder Fixed Account to be less than the Contributions withdrawn, accrued at an interest rate of 3.00%. Each market value adjustment is then applied to the dollars withdrawn from the corresponding Rate Segment. The market value of the amount withdrawn from the Contractholder Fixed Account is equal to the sum of the market values of the amount withdrawn from each Rate Segment. The market value adjustment factor may be changed in accordance with Section 9.2.

         In the event that a Participant Withdrawal is made as a result of a communication of the Contractholder or Employer received by the Participant, which communication in Prudential's reasonable judgment advises Participants to transfer or withdraw their funds held under this Contract, the Withdrawal will be treated as a Withdrawal at Contract termination under Section 6.3. If a participant communication is not provided to Prudential upon written request, Prudential reserves the right to consider the communication as one which advises Participants to transfer or withdraw their funds held under this Contract.

================================================================================

SECTION 7 - FORMS OF BENEFITS

7.1      GENERAL

         You may request that we pay amounts that are withdrawn for benefit payments under Section 6.2 in any of the following forms, to the extent not contrary to the terms of the Plan:

                  (a) a lump sum;

                  (b) any annuity form described in Schedule A; or

                  (c) any other settlement method or combination of methods to which we consent.

         Withdrawals must be made in accordance with Code Section 403(b)(10) and the regulations thereunder. Any benefit payments made will meet the requirements of Code Section 403(b)(10) and the Regulations issued thereunder, unless the Plan provides otherwise.

7.2      TERMS OF PAYMENT OF ANNUITIES

         If a Participant elects an annuity pursuant to Section 7.1(b), the amount withdrawn will be applied to purchase an annuity in accordance with Schedule A. The monthly amount of annuity is determined from the schedule of purchase rates for that annuity. Any payments made in annuity form will be governed by the terms of the annuity certificate.

7.3      CERTIFICATES

         We will deliver to you for issuance to each Participant for whom an annuity is purchased under this Contract, a certificate summarizing the amount and terms of such annuity. Certificates are not a part of this Contract.

7.4      MINIMUM DEATH BENEFIT

         Any lump sum death payment from this Contract made to a Beneficiary within one year of the Participant's death will be equal to the greatest of : (1) the Participant's Account value as of the date Prudential receives a death benefit payment request in Good Order; (2) the sum of all contributions made to the Participant's Account less withdrawals, transfers and charges; and (3) the greatest of the Participant's Account value calculated on every third anniversary of the first contribution made on behalf of the Participant less any withdrawals, transfers and charges (accompanied by completed documentation) under the Contract.

================================================================================

SECTION 8 - TERMINATION OF CONTRACT

8.1      SIXTY DAY TERMINATION

         This Contract may be terminated by either party by providing the other party 60 days written notice. The Contract termination date will be established as the first Business Day occurring 60 calendar days following receipt of the notice of termination. The parties may agree to a different termination date.

8.2      TERMINATION FOR CAUSE

         We may terminate this Contract after a reason for termination occurs by giving you 30 days written notice. Reasons for our termination are:

                  (a) You fail to meet any of your obligations under this Contract or under any related agreement.

                  (b)    The Plan is no longer a qualified plan under the Code.

                  (c)    The Plan is terminated.

                  (d)    You no longer have any obligations under the Plan.

                  (e) You, your agency, or your trustee take an action which, in our reasonable determination, materially and adversely affects our rights and obligations under this Contract.

                  (f) You reject a change or an amendment to this Contract proposed by us under Section 9.1 or 9.2.

8.3      EFFECT OF TERMINATION

         You may make no further Contributions or Transfer Payments after a contract termination date is established, unless we agree otherwise. Death benefits and previously purchased annuities will continue to be paid. Benefit Withdrawals, including the purchase of annuities if we agree, may be made from the Contractholder Fixed Account after the contract termination date. Benefit withdrawals from the Contractholder Variable Account will continue to be made after the Contract termination date. The Contractholder Fixed Account will be distributed under the terms of Section 6.3 and will be subject to the Deferred Sales Charges of Section 11.1.

         Withdrawals upon termination are subject to any limitations or restrictions that appear elsewhere in this Contract.

8.4      PARTIAL CONTRACT TERMINATION

         If, through a divestiture or other corporate restructuring, employees of an employer cease to be eligible to participate in the Plan, you may partially terminate this Contract and request that we issue a new contract to a successor plan. Any such contract is subject to any terms and conditions mutually agreed to. Section 8.3 applies to amounts subject to partial termination.

================================================================================

SECTION 9 - CHANGES

9.1      CHANGES BY AGREEMENT

         This Contract may be changed at any time by agreement between the parties. The changes will be effective upon notice. Any change made to this Contract will be consistent with applicable state and federal law. No changes will be made that would adversely affect an annuity benefit for a Participant which is attributable to contributions already made to the Contract.

9.2      CHANGES BY PRUDENTIAL

         We may change this Contract if we, in our discretion, deem it appropriate to conform to the requirements of any law or regulation. We reserve the right to periodically update the annuity purchase rates, and, upon 30 days notice to you, to change the method for determining the market value adjustment Any change to the market value adjustment will apply only to contributions made on or after the age of the change.

         No modifications or amendments to this Contract may affect the terms of any annuity purchased prior to the effective date of the modification or amendment. The annuity purchase rates will not be modified or amended (i) during the first year that the Contract is in effect, or
         (ii) more than once in any 12 month period; and (iii) may not be less favorable to you than the annuity purchase rates we offer to any other Contractholder in the same class as this Contract.

9.3      PERSONS EMPOWERED TO ACT FOR US

         No agent or other person except one of the following Prudential officers may change this Contract or bind us.

         Chairman of the Board and                   Actuary
             Chief Executive Officer                 Associate Actuary
           President                                 Secretary
           Vice President                            Assistant Secretary

================================================================================

SECTION 10 - GENERAL TERMS

10.1     COMMUNICATIONS

         All communications under this Contract shall be in writing. They will be addressed to you at your principal office, or at such other address as you may communicate to us. Communications to us should be addressed to Prudential, c/o Prudential Investments, 30 Scranton Office Park, Scranton, Pennsylvania 18507-1789, or at such other address as we may communicate.

10.2     PLACE OF PAYMENT

         All payments to us under this Contract shall be payable at our office described above or at an address or to a representative we specify by notice to you.

10.3     INFORMATION - RECORDS

         You agree to furnish all information which we may reasonably require for the administration of this Contract. You also agree to provide to us any applicable administrative agreements pertaining to recordkeeping or servicing of Participant Accounts. We will not be liable for the fulfillment of any obligations in any way dependent upon information unless and until we receive the information in a form satisfactory to us, which includes receiving information in Good Order where appropriate. Information furnished to us may be corrected for demonstrated errors unless we have already acted to our prejudice by relying on the information. Except for the corrections, information furnished to us will be regarded as conclusive.

10.4     MISSTATEMENTS

         If there has been a misstatement as to any annuitant, we will not pay more than that which should be paid based on the correct information. Any overpayment will, together with interest, be deducted from future payments. Any underpayment will, together with interest, be paid immediately upon receipt of the corrected information. The interest rate credited or charged under this section will be 3.0%.

10.5     BENEFICIARY

         You may, if permitted by law, direct that we pay any benefit under this Contract directly to the Beneficiary of a Participant or other designated payee. Payments in annuity form will be governed by the annuity certificate.

10.6     SMALL ANNUITIES AND AMOUNTS; NATURAL PERSONS

         To the extent consistent with the terms of the Plan and Code Section 411(a)(11) as applicable, if the total monthly amount of the annuity that would otherwise be purchased on behalf of any person, or any series of payments under this Contract, is less than $50, we may make a single sum payment in lieu of purchasing such annuity or making such series of payments. The single sum paid will be equal to the amount that would otherwise be applied to purchase such annuity. The single sum paid in lieu of a stream of payments will be equal to the value of the series of payments discounted at interest from each payment due date to the date of the single sum payment. The discount interest rate will be the interest rate in the schedule of annuity purchase rates used to establish the series of payments.

         If the payee is not a natural person and a series of payments is payable, we may choose to make a payment in one sum.

10.7     DIVISIBLE SURPLUS

         The portion, if any, of our divisible surplus accruing under this Contract will be determined annually by our Board of Directors and credited to the Contractholder Accounts as determined by the Board. It is unlikely that any divisible surplus will accrue upon this Contract. No annuity under this Contract will be taken into account in the determination of any divisible surplus to be credited to this Contract.

10.8     LIMIT ON ASSIGNMENT

         Your rights and responsibilities under this Contract may not be assigned without our written consent.

10.9     PLAN CHANGES

         This Contract applies to the terms of the Plan in effect on the Effective Date of this Contract. You shall furnish us a copy of the Plan, any proposed amendment or any change to the Plan, its operation, or its investment policy, and any communications by you to the Participants concerning investments available through the Plan.

10.10    ENTIRE CONTRACT

         This document constitutes the entire Contract between us.

10.11    GOVERNING LAW

         This Contract will be construed according to the laws of the jurisdiction set forth on the cover page.

10.12    INTEREST ON BENEFIT PAYMENTS

         Any benefit payment we make under Section 6.2 that is not made within 10 Business Days of the receipt in Good Order of a request for such payment will be credited with interest in the same rate and manner as provided in Section 3.3, or as required by state insurance or Federal securities law. We reserve the right to credit interest on benefit payments paid within 10 Business Days for all Contractholders within this class of contracts.

10.13    CONTRACTHOLDER

         We will normally conduct business only with you. We will be entitled to rely on any acts or omissions by you pursuant to the terms of this Contract.

         Either party may from time to time, delegate to an agency or trustee certain administrative powers and responsibilities under this Contract. No party is bound to recognize any such delegation until it has received notice of it. The notice must specify those powers and responsibilities and include evidence of acceptance by the agency. On and after the date of receipt of the notice, the notified party will deal with the agency with respect to those powers and responsibilities and will be entitled to rely on any action taken or omitted by the agency with respect thereto in the same manner as if dealing with the party to the Contract. Either party may give notice to the other party of a subsequent delegation to another agency of specified powers and responsibilities.

================================================================================

SECTION 11 - DEFERRED SALES CHARGES

11.1     DEFERRED SALES CHARGE

         Transfers made to another Plan Investment Fund not available under this Contract on behalf of Participants, if applicable, and Withdrawals made under Section 6 on behalf of Participants (other than those made under Section 6.2) are subject to Deferred Sales Charges. The amount of a Transfer Payment or Withdrawal subject to a Deferred Sales Charge shall be the amount requested less the Deferred Sales Charge determined from the following table. However, if the entire dollar amount held on behalf of a Participant under the Contractholder Fixed Account is withdrawn, the amount paid will not be less than the Contributions made into that option for the Participant reduced by previous Withdrawals and transfers.

         Withdrawals or Transfer Payments made in the years indicated, counting from the first day an amount was contributed on behalf of a Participant under this or a predecessor Prudential Contract, will have the following Deferred Sales Charge, measured as a percentage of Contributions withdrawn:

                           0 - 1 year                  7%
                           1 - 2 years                 6%
                           2 - 3 years                 5%
                           3 - 4 years                 4%
                           4 - 5 years                 3%
                           5 - 6 years                 2%
                           6 - 7 years                 1%
                           After 7 years               0%

         Deferred Sales Charges do not apply to amounts withdrawn in excess of the Participant's Contributions under this Contract. No charge is imposed upon rollover contributions, contributions withdrawn due to the Participant's termination of employment, death, financial hardship or disability retirement.

         Withdrawals are deemed to be made first from contributions and then earnings. Withdrawals from the Contractholder Fixed Account will be made on a pro-rata basis from all Rate Segments applicable to a Participant under the Contract.

         Payment to the Participant ordinarily will be made within seven days of our receipt of a properly completed payment request. If any Withdrawal payment under this section is not made within 10 Business Days, interest on the delayed payment will be credited (starting as of the first day following receipt of the Withdrawal request) at the rate applicable to new Contributions under Section 3.3 on the date the Withdrawal request is received.

================================================================================

                    APPENDIX A - SEPARATE INVESTMENT ACCOUNTS

Contributions paid to the Contractholder Variable Account may be invested in the following Prudential Variable Separate Accounts: Prudential Variable Contract Account 10 (VCA-10), Prudential Variable Contract Account 11 (VCA-11) and Prudential Variable Contract Account 24 (VCA-24).

VCA-10, VCA-11, and VCA-24 are registered under the Investment Company Act of 1940. These three accounts are part of Prudential's MEDLEY Program. Participants selecting these accounts must receive a MEDLEY Prospectus prior to investing.

The operations of VCA-10 and VCA-11 are supervised by the Prudential VCA-10 and VCA-11 Committees, respectively. Committee members are elected by the persons having VCA-10 and VCA-11 voting rights, as described in the Prospectus.

The investments held in VCA-10 are composed primarily of common stocks. The investments held in VCA-11 are composed primarily of money market instruments. Prudential invests and reinvests the assets held in VCA-10 and VCA-11 in accordance with the investment objectives and policies established for those accounts and described in the Prospectus.

The investments held in VCA-24 are composed primarily of shares of The Prudential Series Fund, Inc. ("PSF"), an open-end management investment company (commonly known as a "Mutual Fund") registered under the Investment Company Act of 1940. VCA-24 is divided into subaccounts, each of which is invested only in a corresponding portfolio of PSF. The portfolios of PSF in which the subaccounts are currently invested are:

             VCA-24 SUBACCOUNT                                PSF PORTFOLIO

     VCA-24-B:   Diversified Bond Subaccount          Diversified Bond Portfolio

     VCA-24-S:   Equity Subaccount                    Equity Portfolio

     VCA-24-AM:  Flexible Managed Subaccount          Flexible Managed Portfolio

     VCA-24-CM:  Conservative Balanced Subaccount     Conservative Balanced
                                                        Portfolio
     VCA-24-SI:  Stock Index Subaccount               Stock Index Portfolio

     VCA-24-GE:  Global Subaccount                    Global Portfolio

     VCA-24-GS:  Government Income                    Government Income
                   Subaccount                           Portfolio

The investment strategy and other features of each PSF portfolio in which these VCA-24 subaccounts invest are as described in the Prospectus. The selection of VCA-24 subaccounts and PSF portfolios may change. Any such change will be described in the Prospectus.

                        TABLE OF MANAGEMENT FEES
----------------------------------------------------------------------
                OPTION                      EFFECTIVE ANNUAL RATE
----------------------------------------------------------------------
                VCA-10                               0.25%
----------------------------------------------------------------------
                VCA-11                               0.25%
----------------------------------------------------------------------
                VCA-24
----------------------------------------------------------------------
      Diversified Bond Portfolio                     0.40%
----------------------------------------------------------------------
           Equity Portfolio                          0.45%
----------------------------------------------------------------------
      Flexible Managed Portfolio                     0.60%
----------------------------------------------------------------------
    Conservative Balanced Portfolio                  0.55%
----------------------------------------------------------------------
         Stock Index Portfolio                       0.35%
----------------------------------------------------------------------
           Global Portfolio                          0.75%
----------------------------------------------------------------------
      Government Income Portfolio                    0.40%
----------------------------------------------------------------------

The administrative charge for each investment option listed above is the equivalent of the effective annual rate of 0.75% of each corresponding portfolio.

Prudential invests and reinvests the assets held in each Subaccount in accordance with the investment objectives and policies established for it and described in the Prospectus.

VCA-10, VCA-11 and VCA-24 were established pursuant to resolutions adopted by Prudential's Board of Directors. The resolutions provide that these accounts are to be used for contracts which state that certain payments and values under them will vary to reflect the investment results of the accounts.

Contributions paid to the Contractholder Variable Account may be invested in the Prudential Long Term Growth Account 2 (VCA-2). The VCA-2 Variable Account will invest primarily in common stocks selected with the objective of long term growth, taking into account both income and capital appreciation. The investment management fee is at the annual rate of 0.125%. Mortality and expense charges are at an annual rate of 0.375%. Participants selecting this account must receive a Prospectus prior to investing.

Contributions paid to the Contractholder Variable Account may be invested in the Subaccounts of the Prudential Discovery Select Group Variable Contract Account ("the Discovery Account"). This variable separate account, sponsored by Prudential Insurance Company of America, is currently divided into 22 Subaccounts. Any income and realized or unrealized gains and losses in a Subaccount are credited to or charged against that Subaccount without regard to income, gains, or losses in other Subaccounts.

Eleven Subaccounts invest in portfolios of the Prudential Series Fund. These portfolios include Money Market, Government Income, Diversified Bond, Equity, High Yield Bond, Stock Index, Equity Income, Prudential Jennison, Global, Conservative Balanced and Flexible Managed Portfolios. The Subaccounts of the Discovery Account also invest in other underlying Fund portfolios. These include the AIM V.I. Growth and Income Fund, the AIM V.I. Value Fund, the Janus Aspen Series Growth Portfolio, the Janus Aspen Series Growth Portfolio, the MFS Emerging Growth Series, the MFS Research Series, the OCC Accumulation Managed Portfolio, the OCC Accumulation Small Cap Portfolio, the T. Rowe Price Equity Income Portfolio, the T. Rowe Price International Stock Portfolio, and the Warburg Pincus Post-Venture Capital Portfolio.

The investment strategy of each Subaccount is described in the Prospectus. The choice of Subaccounts may change. Any such change will be described in the Prospectus.

The administrative charge for each Subaccount in the Discovery Account will not exceed an effective annual rate of 1.10%. This charge is deducted daily from the assets in each of the Subaccounts. This charge is for the issuing of the Contract, establishing and maintaining records, and providing reports to the Contractholder and the Participants. Prudential may impose a lower administrative charge for certain classes of contractholders that meet minimum size requirements (for example, assets exceeding $25 million or plans with 500 or more Participants). In addition, Prudential may impose a lower administrative charge for any contractholder in Prudential's MEDLEY group annuity program for whom Prudential is providing administrative services as of June 1, 1997 that exchanges their MEDLEY contract(s) for a Discovery Select contract to reflect the reduced set-up, recordkeeping and administrative costs incurred by Prudential. Any reductions in administrative charges will be available on a uniform basis to similarly-situated contractholders.

Mortality risk and expense charges are deducted daily at an effective annual rate of not more than 0.15% of the assets held in the Subaccounts. Participants selecting from any of the Subaccounts in the Discovery Account must receive a Prospectus prior to investing.

================================================================================

SCHEDULE A - FORMS OF ANNUITY WHICH MAY BE PURCHASED

     Form of Payment Payable                Applicable Schedule
     -----------------------                -------------------
1.   Life - Payment Certain Annuity.        Use Schedule B

2.   Life - Contingent Annuity.             Use Schedule C

3.   Payment Certain Annuity.               Use Schedule D

We may provide monthly amounts of annuity larger than those shown in the following schedules for annuities purchased during any period we specify. Annuity purchase rates for other forms of annuity to which we consent will be furnished on request.

The annuity purchase rates under this contract will be no less favorable to a Participant than used under other Prudential group annuity contracts of this Class.

The forms of annuities which may be purchased are fixed dollar annuities which are guaranteed by Prudential. The amount of fixed annuity payments depends only on the form and duration of the annuity selected, the dollar amount applied to purchase the form of annuity, the age of the Annuitant and the annuity purchase rates in Schedules B, C and D. The amount of the fixed annuity payments does not depend on the performance of the Discovery Account or any Subaccount.

AVAILABLE FORMS OF ANNUITIES

Life annuities and Payment Certain annuities are available under this Contract. A Life form of annuity is one payable at least during the lifetime of the person (referred to as the "Annuitant") for whom it was purchased. Depending on the existence and nature of any payment payable after the death of the Annuitant, a Life annuity will be either a Life-Payment Certain or a Life-Contingent annuity. A Payment Certain form of annuity may be payable for a period less than the lifetime of the Annuitant. The terms of payment for each form of annuity are described below.

             Life-Payment Certain Annuity:

         The first monthly payment of a Life-Payment Certain annuity is payable as of the date the annuity is purchased. Monthly payments are payable on the first day of each month thereafter throughout the Annuitant's remaining lifetime. If the Annuitant dies before the number of annuity payments made equals the number of Payments Certain applicable to him, monthly annuity payments will continue to be made to the Annuitant's Beneficiary until the total number of payments is so equal. The number of Payments Certain is established when the annuity is purchased and may be 60, 120, 180, 240, or any other number accepted by Prudential.

             Life-Contingent Annuity:

         The first monthly payment of a Life-Contingent annuity is payable on the date the annuity is purchased. Monthly payments are payable on the first day of each month thereafter throughout the Annuitant's remaining lifetime. If the Annuitant dies before the death of his Contingent Annuitant, monthly payments will continue to the Contingent Annuitant throughout the Contingent Annuitant's remaining lifetime. The amount of each monthly Contingent Annuity payment will be a percentage of the monthly annuity payment payable before the Annuitant's death. The percentage is established when the annuity is purchased and may be 33 1/3%, 50%, 66 2/3%, or 100%, or any other percentage we accept.

             Payment Certain Annuity:

         The first monthly payment of a Payment Certain annuity is payable on the date the annuity is purchased. Monthly payments are payable on the first day of each month thereafter until the total number of Payments Certain specified when the annuity was purchased has been paid. The number of payments may be 60, 120, 180, 240 or any other number we accept. If the Annuitant dies before his Beneficiary, monthly annuity payments will continue to be made to the Beneficiary until the number of payments specified by the Annuitant has been made.

         Other forms of annuity may be provided with our consent.

             Variable Annuity (VCA-2 Only)

         Assets in VCA-2 may also be used for the purchase of a variable annuity. In electing to have a variable annuity effected, the Participant may select from the available forms of annuity described in the VCA-2 Prospectus. If a variable annuity is purchased, the annuitant will receive the value of a fixed number of annuity units each month. Changes in the value of such Units and thus the amounts of the monthly annuity payments, will reflect investment gains and losses.

================================================================================

                                ANNUITY SCHEDULES

The schedules show the monthly amount of annuity purchased per $10,000, after deduction of any taxes on annuity premiums that may apply.

The amounts of annuity for other ages of the Annuitant or Contingent Annuitant will be provided upon request.

The actuarial basis for the rates shown in Schedules B-D is:

Mortality:  The Prudential Insurance Company of America 1950 Group Annuity
            Valuation Table of Mortality with an enhanced rating in age according to year of birth. The annual rate of mortality improvement is a one-year reduction in age for each 5 years the person is alive after 1895, measured on an annual basis. The Annuitant's age is their age on the date of purchase.

Interest:   The interest rate applicable on the date of purchase is 3.00%.

Loading: Loading in the rates is 8.00% of the gross purchase price shown for each schedule.

--------------------------------------------------------------------------------
       SCHEDULE B - LIFE - PAYMENT CERTAIN ANNUITY (120 PAYMENTS CERTAIN)


                                 Monthly Amount

                   If the date the annuity is purchased is in:

   AGE AT COMMENCEMENT
       OF ANNUITY


                     1997            1998              2000              2005
                     ----            ----              ----              ----

           60       $40.29          $40.14            $39.85            $39.16

           65        45.23           45.04             44.68             43.79

           70        51.51           51.28             50.82             49.69
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                     SCHEDULE C - LIFE - CONTINGENT ANNUITY

                                                Monthly Amount

         If                 Annuitant and Contingent Annuitant have same date of
                             birth. If the date the annuity is purchased is in:

AGE AT
COMMENCEMENT
OF ANNUITY        1997           1998             2000             2005
----------        ----           ----             ----             ----

If specified percentage to Contingent Annuitant is 100%:

60               $35.09         $34.99           $34.78           $34.28

65                38.81          38.67            38.39            37.71

70                43.91          43.71            43.32            42.38

If specified percentage to Contingent Annuitant is 50%:

60               $37.73         $37.60           $37.34           $36.73

65                42.26          42.09            41.75            40.92

70                48.43          48.19            47.71            46.58


                      SCHEDULE D - PAYMENT CERTAIN ANNUITY

                                 Monthly Amount
                   If the date the annuity is purchased is in:

NUMBER OF
PAYMENTS
CERTAIN           1997           1998             2000             2005
-------           ----           ----             ----             ----

 60             $164.73        $164.73          $164.73          $164.73

120               88.45          88.45            88.45            88.45

180               63.20          63.20            63.20            63.20

--------------------------------------------------------------------------------